THE BEARD COMPANY	News Release
Enterprise Plaza, Suite 320 5600 North May Avenue Oklahoma City, Oklahoma 73112 (405) 842-2333 OTCBB: BRCO	Herb Mee, Jr., President

THE BEARD COMPANY SELLS 35% OF ITS INTEREST

IN THE McELMO DOME CARBON DIOXIDE UNIT; DEMAND FOR

CO2 PRODUCTION CONTINUES TO ESCALATE AS OIL PRICE CLIMBS

FOR IMMEDIATE RELEASE: Thursday, March 27, 2008

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) announced that it closed on the sale of 35% of its interest in the McElmo Dome CO2 Unit in southwest Colorado yesterday for a total consideration of $3,500,000.

Herb Mee, Jr., Beard’s President, reported that the Company sold 35% of its ownership in the 240,000-acre McElmo Dome CO2 gas Unit in Dolores and Montezuma Counties, Colorado for $3,500,000. McElmo Dome is believed to be the largest producing CO2 field in the world. Prior to the sale, we owned a 0.53814206% working interest (0.4526611% net revenue interest) and an overriding royalty interest equivalent to a 0.0920289% net revenue interest in the Unit, giving us a total 0.5469% net revenue interest in the Unit. Following the sale we will continue to own 65% of such interests.

“This was a very favorable sale for us,” Mee reported. “We expect to report a gain from the sale, which became effective February 1, of approximately $3,340,000 in the first quarter of 2008. More importantly, the sale enabled us to pay down part of our debt and provided much needed working capital for general corporate purposes.”

“Meanwhile,” Mee stated, “the price of CO2 has been increasing as the demand for CO2 for tertiary recovery has been climbing rapidly in tandem with the sharp escalation of crude oil prices. The price we receive for part of our CO2 production tracks the price of crude oil. We will shortly be evaluating our participation in new contracts for the 12 months beginning July 1, Our goal is to receive in 2008 an average price at least 50% higher than the $0.76 per mcf we received in 2007 for such production.”

Our common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Our operations consist principally of coal reclamation activities, CO2 gas production, operation of a fertilizer plant in China, oil and gas production, and our e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

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Statements regarding future profitability and operations, including the timing of those activities, are “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact us. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in our filings with the Securities and Exchange Commission. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or otherwise.

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Fax Number (405) 842-9901	Email: hmee@beardco.com